CALCULATION OF REGISTRATION FEE

	Maximum aggregate	Amount of
Title of each class of securities to be registered	offering price(1)	registration fee(2)
Common Stock, par value $0.01 per share	$720,000,000.00	$40,176.00

(1)	Assuming exercise in full of the Underwriters’ over-allotment option.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the $119,075 remaining of the previously paid registration fee with respect to the proposed offering of unsold securities registered under the Registration Statement (Registration Nos. 333-116668, 333-116668-01 and 333-116668-02) initially filed with the Securities and Exchange Commission on June 21, 2004 is being carried forward for application in connection with offerings under this registration statement. After application of the $40,176 registration fee due for this offering, $78,899 remains available for future registration fees. Accordingly, no filing fee is being paid at this time.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-157867

Prospectus Supplement
(To Prospectus dated June 2, 2009)

Valero Energy Corporation

40,000,000 shares

Common stock

We are offering 40,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “VLO.” On June 3, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $18.40 per share.

	Per share	Total

Public offering price	$18.00	$720,000,000
Underwriting discounts and commissions	$0.63	$25,200,000
Proceeds to Valero Energy Corporation, before expenses	$17.37	$694,800,000

We have granted the underwriters an option for a period of 30 days to purchase up to 6,000,000 additional shares of our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment on June 9, 2009.

Joint Book-Running Managers

Barclays Capital	J.P.Morgan

Senior Co-Managers

Citi	Credit Suisse

UBS Investment Bank	Wachovia Securities

Co-Managers

ABN AMRO Incorporated	BNP PARIBAS	Calyon Securities (USA) Inc.
Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	Morgan Stanley
RBC Capital Markets	Scotia Capital	SunTrust Robinson Humphrey

June 3, 2009

Prospectus supplement

Prospectus

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made under this prospectus supplement or the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Valero Energy Corporation since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

As used in this prospectus supplement, the terms “Valero,” “we,” “us” and “our” may, depending upon the context, refer to Valero Energy Corporation, to one or more of its consolidated subsidiaries or to all of them taken as a whole.

Valero Energy Corporation

We are a Fortune 500 company based in San Antonio, Texas with approximately 22,000 employees and 2008 revenues of approximately $119 billion. We currently own and operate 16 refineries having a combined throughput capacity of approximately 3 million barrels per day. Our refineries are located in the United States, Canada and the Caribbean. We produce conventional gasolines, distillates, jet fuel, asphalt, petrochemicals and lubricants, as well as a slate of premium products such as CBOB (conventional blendstock for oxygenate blending), RBOB (reformulated gasoline blendstock for oxygenate blending), gasoline meeting the specifications of the California Air Resources Board, or CARB, CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel and oxygenates (liquid hydrocarbon compounds containing oxygen).

We are also a leading marketer of refined products. We market branded and unbranded refined products on a wholesale basis in the United States and Canada through an extensive bulk and rack marketing network. We also sell refined products through a network of approximately 5,800 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names including Valero®, Diamond Shamrock®, Shamrock®, Ultramar® and Beacon®.

Recent developments

Second quarter 2009 interim update

We expect to report a net loss of approximately $0.50 per share for the second quarter of 2009. Our second quarter 2009 results have been adversely affected by unplanned downtime at our Delaware City and McKee refineries and by the continuation of weak sour crude oil discounts and lower diesel margins.

Acquisitions

In May 2009, we entered into an agreement to acquire The Dow Chemical Company’s 45% interest in Total Raffinaderij Nederland N.V. (TRN) for expected consideration of approximately $725 million, including working capital. TRN owns a crude oil refinery located in the Zeeland region of The Netherlands on the river Scheldt and has total throughput capacity of 190,000 barrels per day. The transaction is subject to regulatory approval as well as a right of first refusal held by Total S.A., the refinery operator and owner of the remaining 55% interest in TRN. The transaction is expected to close in the third quarter of 2009.

In February 2009, we made an offer to VeraSun Energy Corporation to purchase five existing ethanol plants and a site currently under development in conjunction with VeraSun’s bankruptcy proceedings. In March 2009, the bankruptcy court approved our purchase of these six facilities as well as two additional VeraSun ethanol plants available in the bankruptcy proceedings. In April and May 2009, we closed on the acquisition of these facilities for consideration of approximately $555 million, including working capital.

Risk factors

Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the risk factors set forth below and those identified in Part I, Items 1.,1A. & 2. “Business, Risk Factors and Properties—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

There is considerable risk embedded in growth through acquisitions, which may materially adversely affect our business, financial condition or results of operations.

A principal element of our growth strategy is growth through acquisitions. We recently acquired seven ethanol plants from VeraSun Energy Corporation and have contracted to purchase a 45% interest in Total Raffinaderij Nederland N.V., which owns a crude oil refinery in The Netherlands. Each of these acquisitions presents new challenges for us. We have never operated ethanol plants before or been involved in refining operations in Europe. There can be no assurance that our experience operating refineries in the United States, Canada and the Caribbean will be transferable or that we will not face unanticipated challenges.

These and any future acquisitions could present a number of risks, including:

•	incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	failure to integrate the operations or management of any acquired operations or assets successfully and on a timely and cost effective basis;

•	failure to achieve assumed synergies;

•	insufficient knowledge of the operations and markets of acquired businesses;

•	increased debt, which may be incurred under terms less favorable than those associated with our current debt;

•	dilution of your common stock;

•	loss of key personnel;

•	diversion of management’s attention from existing operations or other priorities; and

•	inability to secure, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment.

In the event that we experience a high level of acquisition-related activity within a limited period of time, the possibility of occurrence of these risks would likely increase for that period. In addition, if we are unsuccessful in completing acquisitions of other businesses, operations or assets or if such opportunities for expansion do not arise, our future growth, business, financial condition or results of operations could be materially adversely affected.

Sales, or the availability for sale, of substantial amounts of our common shares could adversely affect the value of our common shares.

No predictions can be made as to the effect, if any, that future sales of our common shares, or the availability of common shares for future sales, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common shares. This in turn would adversely affect the fair value of the common shares and could impair our future ability to raise capital through an offering of our equity securities.

Our common share price may be volatile.

The price at which our common shares trade may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	investor perceptions of our company and comparable public companies; and

•	the volatile nature of the global oil industry and trends in general market conditions.

Fluctuations may be unrelated to or disproportionate to our performance. These fluctuations may result in a material decline in the trading price of our common shares.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

Our restated certificate of incorporation and restated bylaws contain provisions that could make it more difficult for a third party to acquire us in a transaction not approved by our board of directors. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change of control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $694.5 million after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. We anticipate using the net proceeds from this offering for general corporate purposes, including our capital spending program as well as both recently completed and pending acquisitions.

Price range of common stock and dividends

Our common shares are listed on the NYSE under the symbol “VLO.” The following table shows the high and low sales prices per common share as reported on the NYSE and the dividends declared per common share for the periods indicated:

	Price ranges of
	common shares		Dividends per
	High	Low	common share

Year ending December 31, 2009
Second Quarter (through June 3, 2009)	$23.62	$17.62	$0.15	(1)
First Quarter	26.20	15.71	0.15
Year ending December 31, 2008
Fourth Quarter	30.36	13.94	0.15
Third Quarter	40.74	28.20	0.15
Second Quarter	55.00	39.20	0.15
First Quarter	71.12	44.94	0.12
Year ending December 31, 2007
Fourth Quarter	75.75	60.80	0.12
Third Quarter	78.68	60.00	0.12
Second Quarter	77.89	63.53	0.12
First Quarter	66.02	47.66	0.12

(1)	Payable on June 17, 2009 to holders of record at the close of business on May 27, 2009.

Certain U.S. federal income tax and estate tax considerations

The following is a summary of certain U.S. federal income and estate tax considerations relating to the purchase, ownership, and disposition of our common stock. This summary addresses only certain U.S. federal income and estate tax considerations of holders of our common stock that are initial purchasers of our common stock and that will hold the common stock as capital assets.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	grantor trusts,

•	partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) and investors in such entities,

•	dealers or traders in securities or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that will hold shares of our common stock as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

Holders of our common stock, including those that are in any of the above categories, should consult their own tax advisors regarding the U.S. federal income and estate tax consequences relating to the purchase, ownership, and disposition of our common stock. The U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of our common stock may be significantly different from those described below. Moreover, this summary does not address the U.S. federal gift or alternative minimum tax consequences, any U.S. state or local tax consequences, or any foreign tax consequences of the purchase, ownership, and disposition of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal tax consequences relating to the purchase, ownership, and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning, or disposing of our common stock.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

U.S. holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

Distributions on common stock

If we make a distribution in respect of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital, reducing the U.S. Holder’s tax basis in the U.S. Holder’s common stock to the extent of the U.S. Holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual U.S. Holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which date the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. Holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. Holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. Holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends-received deduction if the U.S. Holder owns less than 20% of the voting power or value of our stock.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale or exchange of common stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or disposition and the U.S. Holder’s adjusted tax basis in our common stock. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup withholding and information reporting requirements

Unless U.S. Holder is a corporation or other exempt recipient, payments of the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain U.S.-related financial intermediaries and payments of dividends will be subject to information reporting. Such payments will also be subject to U.S. federal backup withholding, currently at the rate of 28%, if the U.S. Holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. holders

A “non-U.S. Holder” means a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding for dividends, as discussed below, will be required to (a) properly complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. Holder described in the first bullet point above will be subject to tax on the net gain derived from the disposition under regular U.S. federal income tax rates. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. Holder (as defined above) and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe that we may have been, may currently be, or may become, a USRPHC. If we are or if we become a USRPHC, pursuant to an exception for certain interests in publicly traded corporations, a non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless such non-U.S. Holder’s shares of our common stock represent more than 5% of the total fair market value of all of the shares of our common stock at any time during the five-year period ending on the date of disposition of such shares by the non-U.S. Holder, assuming that we continue to satisfy certain public trading requirements. We expect to continue to satisfy the applicable public trading requirements, but this cannot be assured. For purposes of the foregoing 5% tests, certain attribution rules apply. Prospective investors should consult their own tax advisors regarding the application of the 5% tests to them.

If a non-U.S. Holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period or our common stock failed to satisfy the applicable public trading requirements, then any gain recognized by the non-U.S. Holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable U.S. federal income tax rates in much the same manner as applicable to U.S. Holders. If our common stock failed to satisfy the applicable public trading requirements, a non-U.S. Holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of our common stock.

U.S. federal estate tax

Shares of common stock held by an individual non-U.S. Holder at the time of such non-U.S. Holder’s death will generally be included in such non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder, unless such holder certifies, under penalties of perjury, that it is not a United States person (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Barclays Capital Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number
Name	of shares

Barclays Capital Inc.	13,380,000
J.P. Morgan Securities Inc.	13,380,000
Citigroup Global Markets Inc.	1,600,000
Credit Suisse Securities (USA) LLC	1,600,000
UBS Securities LLC	1,600,000
Wachovia Capital Markets, LLC	1,600,000
ABN AMRO Incorporated	760,000
BNP Paribas Securities Corp.	760,000
Calyon Securities (USA) Inc.	760,000
Mitsubishi UFJ Securities (USA), Inc.	760,000
Mizuho Securities USA Inc.	760,000
Morgan Stanley & Co. Incorporated	760,000
RBC Capital Markets Corporation	760,000
Scotia Capital (USA) Inc.	760,000
SunTrust Robinson Humphrey, Inc.	760,000

Total	40,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.378 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 6,000,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.63 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	option	option
	exercise	exercise

Per Share	$0.63	$0.63
Total	$25,200,000	$28,980,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $300,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) register, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers from the company to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of Barclays Capital Inc. and J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions shall not apply to the following:

•	the shares of common stock to be sold in this offering;

•	the grant of options or common stock under our stock and incentive plans as in effect at the date hereof or the issuance of shares of common stock under our non-employee director stock plan; or

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and disclosed in this prospectus supplement.

We and our executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc. and J.P. Morgan Securities Inc., (1) register, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Affiliates of certain of the underwriters are lenders to us. In addition, certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the EU Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order or (iv) persons to whom this document may otherwise be distributed without contravention of Section 21 of the Financial Services and Markets Act 2000 (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Legal matters

Certain legal matters with respect to the common stock will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Davis Polk & Wardwell, New York, New York will pass upon certain legal matters for the underwriters in connection with this offering.

PROSPECTUS

Common Stock

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
(210) 345-2000

We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2009.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “Valero,” “we,” “us” and “our” may, depending upon the context, refer to Valero Energy Corporation, to one or more of its consolidated subsidiaries or to all of them taken as a whole.

About Valero Energy Corporation

We are a Fortune 500 company based in San Antonio, Texas with approximately 22,000 employees and 2008 revenues of approximately $119 billion. As of March 31, 2009, we owned and operated 16 refineries having a combined throughput capacity of approximately 3 million barrels per day. Our refineries are located in the United States, Canada and the Caribbean. We produce conventional gasolines, distillates, jet fuel, asphalt, petrochemicals and lubricants, as well as a slate of premium products such as CBOB (conventional blendstock for oxygenate blending), RBOB (reformulated gasoline blendstock for oxygenate blending), gasoline meeting the specifications of the California Air Resources Board, or CARB, CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel and oxygenates (liquid hydrocarbon compounds containing oxygen).

We are also a leading marketer of refined products. We market branded and unbranded refined products on a wholesale basis in the United States and Canada through an extensive bulk and rack marketing network. We also sell refined products through a network of approximately 5,800 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names including Valero®, Diamond Shamrock®, Shamrock®, Ultramar® and Beacon®.

Our principal executive offices are located at One Valero Way, San Antonio, Texas, 78249, and our telephone number is (210) 345-2000. Our common stock is listed for trading on the New York Stock Exchange under the symbol “VLO.”

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009;

•	our current reports on Form 8-K filed on March 17, 2009 and May 20, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to us or calling us at the following address or telephone number:

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attention: Investor Relations
Telephone: (210) 345-2744

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus and the accompanying prospectus supplement, including the information we incorporate by reference, contain certain estimates, predictions, projections, assumptions and other “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this prospectus. These forward-looking statements can generally be identified by the words “anticipate,” “believe,” “expect,”

“plan,” “intend,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “will,” “could,” “should,” “may” and similar expressions.

These forward-looking statements include, among other things, statements regarding:

•	future refining margins, including gasoline and distillate margins;

•	future retail margins, including gasoline, diesel, home heating oil and convenience store merchandise margins;

•	expectations regarding feedstock costs, including crude oil differentials, and operating expenses;

•	anticipated levels of crude oil and refined product inventories;

•	our anticipated level of capital investments, including deferred refinery turnaround and catalyst costs and capital expenditures for environmental and other purposes, and the effect of those capital investments on our results of operations;

•	anticipated trends in the supply of and demand for crude oil and other feedstocks and refined products in the United States, Canada and elsewhere;

•	expectations regarding environmental, tax and other regulatory initiatives; and

•	the effect of general economic and other conditions on refining and retail industry fundamentals.

We based our forward-looking statements on our current expectations, estimates and projections about our company and our industry. We caution that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in the forward-looking statements. Differences between actual results and any future performance suggested in these forward-looking statements could result from a variety of factors, including the following:

•	acts of terrorism aimed at either our facilities or other facilities that could impair our ability to produce or transport refined products or receive feedstocks;

•	political and economic conditions in nations that consume refined products, including the United States, and in crude oil producing regions, including the Middle East and South America;

•	the domestic and foreign supplies of refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	the domestic and foreign supplies of crude oil and other feedstocks;

•	the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) to agree on and to maintain crude oil price and production controls;

•	the level of consumer demand, including seasonal fluctuations;

•	refinery overcapacity or undercapacity;

•	the actions taken by competitors, including both pricing and adjustments to refining capacity in response to market conditions;

•	environmental, tax and other regulations at the municipal, state and federal levels and in foreign countries;

•	the level of foreign imports of refined products;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines or equipment, or those of our suppliers or customers;

•	changes in the cost or availability of transportation for feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles;

•	delay of, cancellation of or failure to implement planned capital projects and realize the various assumptions and benefits projected for such projects or cost overruns in constructing such planned capital projects;

•	earthquakes, hurricanes, tornadoes and irregular weather, which can unforeseeably affect the price or availability of natural gas, crude oil and other feedstocks and refined products;

•	rulings, judgments or settlements in litigation or other legal or regulatory matters, including unexpected environmental remediation costs in excess of any reserves or insurance coverage;

•	legislative or regulatory action, including the introduction or enactment of federal, state, municipal or foreign legislation or rulemakings, which may adversely affect our business or operations;

•	changes in the credit ratings assigned to our debt securities and trade credit;

•	changes in currency exchange rates, including the value of the Canadian dollar relative to the U.S. dollar; and

•	overall economic conditions, including the stability and liquidity of financial markets.

Any one of these factors, or a combination of these factors, could materially affect our future results of operations and whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the common stock will be used for general corporate purposes. These purposes may include but are not limited to:

•	equity investments in existing and future projects;

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repayment or refinancing of debt or other corporate obligations; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Description of Common Stock

We have summarized selected aspects of our common stock below. The summary is not complete. For a complete description, you should refer to our restated certificate of incorporation and restated by-laws, each as amended, which are exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our authorized common stock consists of 1,200,000,000 shares, par value $0.01 per share. Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. For information regarding restrictions on payments of dividends, see the prospectus supplement applicable to any issuance of common stock.

Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, meaning that holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

The common stock is listed on the New York Stock Exchange and trades under the symbol “VLO.”

Anti-Takeover Provisions

The provisions of Delaware law and our restated certificate of incorporation and our restated by-laws, each as amended, summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Preferred Stock

Our authorized preferred stock consists of 20,000,000 shares, par value $0.01 per share, issuable in series. Our board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

Staggered Board of Directors

Our board of directors is divided into three classes that are elected for staggered three-year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors. Holders of 60% of the shares of outstanding common stock entitled to vote in the election of directors may remove a director for cause, but stockholders may not remove any director without cause.

Fair Price Provision

Our restated certificate of incorporation contains a fair price provision. Mergers, consolidations and other business combinations involving us and an “interested stockholder” require the approval of holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder. Interested stockholders include any holder of 15% or more of our outstanding voting stock. The 66 2/3% voting requirement does not apply, however, if the “continuing directors,” as defined in our restated certificate of incorporation, approve the business combination, or the business combination meets other specified conditions.

Liability of Our Directors

As permitted by the Delaware General Corporation Law, we have included in our restated certificate of incorporation a provision that limits our directors’ liability for monetary damages for breach of their fiduciary duty of care to us and our stockholders. The provision does not affect the liability of a director:

•	for any breach of his/her duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for the declaration or payment of unlawful dividends or unlawful stock repurchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Stockholder Proposals and Director Nominations

Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our restated by-laws.

Generally, stockholders must submit a written notice between 60 and 90 days before the first anniversary of the date of our previous year’s annual stockholders’ meeting. To nominate directors, the notice must include the name and address of the stockholder, the class or series and number of shares beneficially owned by the stockholder, information about the nominee required by the SEC and a description of any arrangements or understandings with respect to the election of directors that exist between the stockholder and any other person. To make stockholder proposals, the notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.

In each case, if we have changed the date of the annual meeting to more than 30 days before or 60 days after the anniversary date of our previous year’s annual stockholders’ meeting, stockholders must submit the notice between 60 and 90 days prior to such annual meeting or no later than 10 days after the day we make public the date of the annual meeting.

Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.

Delaware Anti-takeover Statute

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless one of the following is satisfied:

•	before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); and

•	after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholders’ meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Other Provisions

Our restated certificate of incorporation also provides that:

•	stockholders may act only at an annual or special meeting and not by written consent;

•	an 80% vote of the outstanding voting stock is required for the stockholders to amend our restated by-laws; and

•	an 80% vote of the outstanding voting stock is required to amend our restated certificate of incorporation with respect to certain matters, including those described in the first two bullet points above.

Transfer Agent and Registrar

Computershare Investor Services, LLC, is our transfer agent and registrar.

Legal Matters

Mr. Jay D. Browning, Esq., our Senior Vice President and Corporate Secretary, will issue opinions about the legality of the offered securities for us. Mr. Browning is our employee and at March 31, 2009, beneficially owned approximately 58,565 shares of our common stock (including shares held under employee benefit plans) and held options under our employee stock option plans to purchase an additional 16,085 shares of our common stock. None of such shares or options were granted in connection with the offering of the securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

The consolidated financial statements of Valero Energy Corporation as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.